International Display Works Announces

First Quarter Financial Results

FOR IMMEDIATE RELEASE

For additional information contact:

Tom Lacey, CEO	or	Matthew Hayden, President or,
International DisplayWorks, Inc.		Brett Maas
(916) 415-0864		Hayden Communications, Inc.
(858) 704-5065
matt@haydenir.com

Roseville, Calif., — March 13, 2006 — International DisplayWorks, Inc. (IDW) (NASDAQ: IDWK), a manufacturer and distributor of liquid crystal displays (LCDs), modules and assemblies, today announced financial results for the Company’s first quarter of fiscal 2006, the period ended January 31, 2006.

First Quarter Highlights:

•	Net Sales were $23.5 million, a 30.0% increase over the same quarter one year ago.
•	Gross Margin increased by 15.4 % to $4.2m. Current quarter gross margins were 17.9% of net sales.
•

Operating expenses were $3.4 million or 14.3% of net sales verses $2.6 million or 14.3% of net sales one year ago. Included in the current quarter’s operating expenses was $278,000 in non-cash stock-based compensation expense due to the adoption of SFAS 123R or 1.2% of net sales.

•

Net income for the first quarter was $1.4 million, or $.04 per fully diluted share. Exclusive of stock-based compensation expense of $278,000 and income tax benefit of $897,000, net income was $785,000, or $0.02 per fully diluted share.

“We had a very solid quarter in terms of operating results with continued progress on sales front, favorable gross margin and continued solid controls on SG&A spending. With the completion of the secondary offering the Company is very well positioned and financed to execute against our growth and strategy plans.” commented Tom Lacey, chairman and chief executive officer of International DisplayWorks.

“In order to accompany this anticipated growth, we have further strengthened and diversified our management team through the recent hiring of Joe Bedewi as our Chief Financial Officer and the appointment of Sherif Sweha as our Chief Technology Officer. We also recently entered into a strategic alliance with Integrated Solutions Technology (“IST”), a collaboration effort aimed at bolstering our vertical integration strategy by enabling us to develop cost effective Liquid Crystal Module (“LCM”) solutions for a number of applications, driving both product differentiation and margin enhancement opportunities for IDW. We will continue to evaluate and pursue new products and services by further aligning our expertise with our customer’s development efforts earlier in the product lifecycle, with the ultimate goal of winning incremental business from both new and future customers.”

Recent Developments

•

On February 1, 2006 IDW closed its public offering which resulted in the issuance of 12.4 million shares of its common stock priced at $5.80 per share, including the exercise of the “Green Shoe” by underwriters, which generated net proceeds to the Company of approximately $67.5 million.

•

IDW Management unveiled its vertical growth strategy, forming a long-term strategic alliance with Taiwan based IST, Inc. Through this partnership, IDW and IST will collaborate and share resources to create a portfolio of products aimed at optimizing cost-performance liquid crystal module (LCM) solutions for the small to medium-sized liquid crystal display (LCD) panel market. Sherif Sweha was appointed Chief Technology Officer to oversee the vertical integration strategy.

•

Mr. Joe Bedewi joined IDW as its new Chief Financial Officer. The appointment is consistent with the Company’s previously announced goal of strengthening and broadening the management team, which included previous CFO Jeff Winzeler’s transition to role of Chief Operating Officer in December 2005 and CEO Tom Lacey’s focus on accelerating the Company’s overall sales strategy.

The Company completed the first quarter with $6.8 million in cash and cash equivalents. Shareholders’ equity increased 4.9 percent to $37.1 million compared to shareholders’ equity of $35.4 million on October 31, 2005. These numbers exclude the impact of the secondary offering completed on February 1, 2006, which netted the Company approximately $67.5 million. After completion of the offering, IDW has approximately 44,476,579 shares outstanding.

Jeff Winzeler, the Company’s Chief Operating Officer, commented, “The secondary offering we completed in our second quarter positions the Company for continued growth. Through the process, we emerged with a much stronger balance sheet including the necessary working capital to ramp large customers. By using a portion of the proceeds to pay down our revolving credit line, we will save approximately $250,000 each quarter in interest expense. We expect to earn investment income on our surplus cash in excess of $500,000 per quarter. The offering provided an opportunity to raise the visibility of the Company and attract new investors. The proceeds will also allow us to execute on our vertical integration strategy as evidenced by the recent IST announcement. IDW enters its second quarter of fiscal 2006 in a much stronger position to execute on our business plan. Our revenue guidance for the second fiscal quarter is $24 – $30 million and continues to be largely influenced by the timing of new color business.”

Teleconference Information

Management will discuss the results in a conference call today at 4:30 p.m. Interested parties should call 800-811-8845 if calling within the United States or 913-981-4905 if calling internationally. There will be a playback available until March 20, 2006. To listen to the playback, please call 888-203-1112 if calling within the United States or 719-457-0820 if calling internationally. Please use pass code 4675836 for the replay. This call is being web cast by ViaVid Broadcasting and can be accessed at International DisplayWorks’ website at www.idwk.com. The web cast may also be accessed at ViaVid’s website at www.viavid.net. The web cast can be accessed until April 1, 2006 on either site.

About International DisplayWorks

International DisplayWorks, Inc. is a manufacturer and designer of high quality liquid crystal displays, modules and assemblies for a variety of customer needs including OEM applications. IDW operates 466,000 square feet of manufacturing facilities in the People's Republic of China (PRC). Sales offices are located in US, Europe, Hong Kong, Singapore, and China. Copies of IDW's 10-K and other documents as filed with the SEC are available through a link on our web site: www.idwk.com.

NOTE: The foregoing is news relating to International DisplayWorks, Inc. ("IDW") and contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. When used in this release, the words "anticipate," "believe," "estimate," "expect" and similar expressions as they relate to IDW or its management, including without limitation, IDW and its subsidiaries, are intended to identify such forward-looking statements. IDW's actual results, performance or achievements could differ materially from the results expressed in, or implied by these forward-looking statements. For more detailed information the reader is referred to IDW's 10-K and other related documents filed with the Securities and Exchange Commission. This does not constitute an offer to buy or sell securities by the Company and is meant purely for informational purposes.

TABLES TO FOLLOW

INTERNATIONAL DISPLAYWORKS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except Share and per share data)

	For Three Months
	January 31, 2006 Unaudited	January 31, 2005 Unaudited

Sales	$ 23,523	$ 18,086
Cost of goods sold	19,320	14,443
Gross profit	4,203	3,643

Operating expenses:
General and administrative	2,422	1,917
Selling, marketing and customer service	664	590
Engineering, advanced design and
product management	284	83
Total operating expenses	3,370	2,590

Operating income	833	1,053

Other income (expense):
Interest expense	(334)	(62)
Other income	8	24
Total other expense	(326)	(38)

Income before taxes	507	1,015

Provision for income taxes	(897)	-

Net income	$ 1,404	$ 1,015

Basic and diluted income per common share
Basic	$ 0.04	$ 0.03

Diluted	$ 0.04	$ 0.03

Weighted average common shares outstanding
Basic	32,032,687	30,914,999

Diluted	33,279,769	31,972,964

INTERNATIONAL DISPLAYWORKS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands)

ASSETS	January 31,	October 31,
	2006 (unaudited)	2005
Current assets:
Cash and cash equivalents
Cash in banks	$ 6,368	$ 8,875
Cash in banks - restricted deposits	383	383
Total cash and cash equivalents	6,751	9,258
Accounts receivable,
net of allowance for doubtful accounts of $23 and $36	22,515	21,776
Inventories, net of allowances of $230 and $229	9,472	8,516
Prepaid expenses and other current assets	1,650	1,939
Total current assets	40,388	41,489
Other assets
Deferred tax asset, net of allowances of $2,300 and $3,300	1,218	262
Property, plant and equipment at cost, net	27,837	27,031
Total assets	$ 69,443	$ 68,782

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 13,198	$ 13,928
Accrued liabilities	2,959	3,835
Income taxes payable	96	163
Line of credit	12,076	12,953
Current portion of long term debt	2,535	2,545
Total current liabilities	30,864	33,424
Long-term debt, net of current portion	1,492	5
Total liabilities	32,356	33,429

Commitments and contingencies

Shareholders' equity
Preferred stock, par $0.001, 10,000,000 shares authorized,
none issued	-	-
Common stock, par $0.001, 100,000,000 shares authorized
32,056,579 and 31,971,629 shares issued and outstanding
at January 31, 2006 and October 31, 2005 respectively	32	32
Additional paid in capital	67,613	67,424
Accumulated deficit	(31,408)	(32,812)
Cumulative translation adjustment	850	709
Total shareholders' equity	37,087	35,353
Total liabilities and shareholders' equity	$ 69,443	$ 68,782